FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) August 3, 2007

AMERICAN METAL & TECHNOLOGY, INC.
(Exact name or registrant as specified in its charter)

Delaware	33-19048-NY	22-2856171
(State of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

633 W. 5th Street, 26th Floor
Los Angeles, CA 90071
(Address of Principal Executive Offices, Including Zip Code)

(213) 223-2339
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On August 3, 2007, American Metal & Technology Group, Inc. (the “Company”) closed upon a private placement of its shares of common stock (the “Shares”) pursuant to Regulation S of the Securities Act of 1933, as amended.  The Shares were sold to non-U.S. investors only at a price of two ($.02) cents per share.  The proceeds of the sale totaled an aggregate of three million two hundred seventy six thousand five hundred seven ($3,276,507) dollars, and one hundred sixty three million eight hundred twenty five thousand three hundred fifty (163,825,350) shares of common stock shall be issued.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 29, 2007, the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment to the Certificate of Incorporation (the “Amendment”) increasing the number of authorized shares of common stock from one billion five hundred million (1,500,000,000) shares of common stock to two billion (2,000,000,000) shares of common stock.  The Amendment was designed so as to accommodate the issuance of shares of common stock set forth in Item 3.02 of this Current Report.

The Amendment was approved by a resolution of the Board of Directors and by written consent of a majority of the issued and outstanding shares of common stock.

The Amendment did not adjust the authorized shares of preferred stock, which remains at one hundred million (100,000,000) shares of preferred stock.

Item 7.01 Regulation FD Disclosure.

The Company has announced in a press release issued on August 10, 2007, the closing of the an offering of its shares of common stock pursuant to Regulation S of the Securities Act of 1933, as amended, as set forth in Item 3.02.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
3.1	Certificate of Amendment to the Certificate of Incorporation dated June 29, 2007
99.1	Press Release dated August 10, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN METAL & TECHNOLOGY, INC. (Registrant)

Dated: August 10, 2007	By:	Chen Gao
Chen Gao
Title: President and CEO